FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  November 16, 1999.


                            HIGH PLAINS CORPORATION

             (Exact name of registrant as specified in its charter)


Kansas                                                               #1-8680
(State or other jurisdiction of                             (Commission File
incorporation)                                                       Number)



200 W. Douglas                                                   #48-0901658
Suite #820                                                     (IRS Employer
Wichita, Kansas  67202                                   Identification No.)
(Address of principal
executive offices)


                                 (316) 269-4310
                         (Registrant's telephone number)



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Item 5  Other Information

Wichita, Kansas - November 16, 1999 - High Plains Corporation (NASDAQ:HIPC) today announced that in its continuing effort to strengthen its management team, the Company has hired David E. Dykstra to complete High Plains' ethanol marketing team.

Gary Smith, President and CEO of High Plains, in announcing the appointment stated that, "David Dykstra brings to High Plains relationships and experience that nicely complement the marketing skills of Roger Hill who joined the Company in April. While Roger's expertise is in industrial and beverage grade sales, David has relationships in both fuel and beverage ethanol marketing that the Company previously lacked."

"In addition to our emphasis on cost cutting, a key component of the Company's efforts to improve profitability is to maximize sales revenues. With over 80% of our Company's revenues coming from ethanol sales," Smith explained, "it is time to focus more on this area of potential profitability."

"Both David and Roger have over 12 years of experience in the ethanol industry, and both have successful ethanol sales backgrounds," Smith noted. David Dykstra was most recently Director of Corporate Sales for Midwest Grain Products, a diversified wheat products company with ethanol production facilities located in Atchison, Kansas and in Pekin, Illinois. Roger Hill came to High Plains from Manildra Milling Corporation.

"We are pleased to report that the emphasis placed on industrial and higher grade ethanol sales that Roger Hill initiated when he joined our team has been very successful. Our goals are aggressive. We are excited to have another talented and experienced sales professional in David Dykstra to take the lead in marketing our primary fuel products," concluded Smith.

                                 SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date:     November 16, 1999                         HIGH PLAINS CORPORATION


                                                    /s/Gary R. Smith
                                                    President & CEO